EXHIBIT 8.2

                       Ellsworth, Carlton & Waldman, P.C.
                            1105 Berkshire Boulevard
                                    Suite 320
                              Wyomissing, PA 19610
                                   -----------
                            Telephone (610) 374-1135
                               Fax (610) 371-9510

                                                     September 7, 2000

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania  19512

         Re: Proposed Merger of Community Independent Bank, Inc. with and into National Penn Bancshares, Inc.

Ladies and Gentlemen:

         We have acted as special counsel to National Penn Bancshares, Inc. ("NPB"), a Pennsylvania corporation, in connection with the proposed merger of Community Independent Bank, Inc. ("CIB") with and into NPB (the "Merger"), pursuant to an Agreement dated as of July 23, 2000 (the "Merger Agreement").
This opinion is furnished pursuant to the requirements of Item 601(b)(8) of Regulation S-K.

         Unless otherwise expressly stated herein, capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") forming a part of the Registration Statement filed on Form S-4 by NPB with respect to the Merger (the "Registration Statement").

         In  connection  with the opinion set forth below,  we have examined the
Registration Statement and the description of certain federal income tax consequences of the Merger contained in the Proxy Statement/Prospectus under the caption "The Merger--Certain Federal Income Tax Consequences" (the "Tax Summary").

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Merger Agreement, the Proxy Statement/Prospectus, the Registration Statement and certain other documents that we have deemed necessary or appropriate to examine in order to issue the opinion set forth below. We express no opinion as to tax matters that may arise if the facts are not as set forth in the documents referenced above. In addition, we have assumed that each of the documents referenced above: (a) has been duly authorized, executed, and delivered; (b) is authentic, if an original, or accurate, if a copy; and (c) has not been amended after execution thereof subsequent to our review. We have also assumed that the Merger will be consummated in accordance with the

Merger Agreement and as described in the Proxy Statement/Prospectus forming a part of the Registration Statement.

         As described in the Tax Summary, the consummation of the Merger is conditioned upon the delivery of opinions from CIB's and NPB's respective special counsel or independent certified public accountants (the "Tax Opinions"). Although we are not aware of any reason why the Tax Opinions could not be delivered, we assume, for purposes of this opinion, that the Tax Opinions will be delivered and that such Tax Opinions will be supported by customary representations of the parties effective as of the Effective Date of the Merger.

         Our opinion is also based on the current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings, procedures and other pronouncements published by the United States Internal Revenue Service and such other authorities as we have deemed relevant, in each case as in effect on the date hereof. Such laws, regulations, rulings and pronouncements, and judicial and administrative interpretations thereof, are subject to change at any time and, in some circumstances, with retroactive effect, and any such change may adversely affect the continuing validity of the opinion set forth below.

         Based solely on the foregoing, we are of the opinion that, with respect to NPB, the Tax Summary, although general in nature, is, in all material respects, a fair and accurate summary of the principal United States federal income tax consequences of the Merger under present law.

         The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality, or foreign country.

         This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

         This opinion is rendered solely to the addressee hereof and is not intended to be relied upon, nor may it be relied upon, used, quoted, circulated or otherwise referred to by any person, firm or entity other than such addressee without our prior written consent.

         Notwithstanding the preceding paragraph, we hereby consent to the use of our name in the Proxy Statement/Prospectus forming a part of the Registration Statement under the captions "The Merger--Certain Federal Income Tax Consequences" and "Legal Opinions". We also consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    ELLSWORTH, CARLTON & WALDMAN, P.C.

                                       /s/H. Anderson Ellsworth

                                          H. Anderson Ellsworth
HAE:sdg